AGREEMENT
     THIS AGREEMENT, dated as of October 30, 2007 (the “Retirement Date”) (together with the exhibit hereto, this “Agreement”), by and between Merrill Lynch & Co., Inc., a Delaware corporation (the “Company”), and E. Stanley O’Neal (the “Executive”).
     WHEREAS, the Company and the Executive have agreed that as of the Retirement Date the Executive shall, among other things, retire and resign as Chairman and Chief Executive Officer; and
     WHEREAS, the parties intend that this Agreement shall set forth the terms regarding the Executive’s retirement from service and retirement;
     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties agree as follows:
     1. Retirement.
          1.1 Effective as of the Retirement Date, the Executive’s service as a director, officer, employee or otherwise to the Company and all its subsidiaries and affiliates (collectively, the “Company Group”), and his service as a director of BlackRock, Inc., shall terminate. Following the Retirement Date, the Executive shall execute and deliver to the Company (or any subsidiary or affiliate thereof as the Company may direct) any documentation or written evidence of such resignation and termination as may be reasonably requested by the Company.
          1.2 The Company hereby confirms and agrees that (i) for purposes of all Equity Plans (as hereinafter defined), all Benefit Plans (as hereinafter defined), including the Executive’s Executive Annuity Agreement dated January 28, 2002 (the “Annuity Agreement”), any other agreements entered into by the Executive in favor of the Company or any member of the Company Group, and any other document, arrangement, policy or rule of the Company or of a member of the Company Group, the Executive has, prior to the Retirement Date, satisfied all age, years of service and other requirements for retirement from the Company, (ii) for all such purposes, his termination of employment hereunder shall constitute a termination of employment with the Company by reason of “Retirement,” “Career Retirement” or whatever descriptive terminology is used in a particular plan, agreement or arrangement to describe a termination qualifying as a retirement under such plan, agreement or arrangement, and (iii) the Board of Directors of the Company has taken all necessary and appropriate action under all of the foregoing Plans, agreements and arrangements to provide that the Executive so qualifies and will be deemed to have so retired. The Company hereby waives any notice requirement and/or notice period in respect of the Executive’s termination of employment by retirement on the Retirement Date.
     2. Effect of Retirement.

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          2.1 Treatment of Equity-Based Compensation. In accordance with the terms and conditions of the equity-based compensation plans of the Company and the grant and other agreements and documents used in connection therewith in which the Executive participates or has participated, including, without limitation, the Long-Term Incentive Compensation Plan, the Long-Term Incentive Compensation Plan for Managers and Producers and the Managing Partners Incentive Program (together with the individual grant and other agreements and documents, the “Equity Plans”), the Company hereby confirms and agrees that the Executive, as of the Retirement Date, satisfied all age, years of service and other requirements to qualify for “Retirement” as defined in the Equity Plans, and the Executive shall be entitled to all the rights and benefits arising from such qualification. As soon as practicable after the date hereof, the Company shall deliver to the Executive a list of all Equity Plans and all equity awards to the Executive thereunder, and the respective vesting dates, restricted periods, and, in the case of stock options, expiration dates and exercise prices, in respect thereof.
          2.2 Other Benefits. As soon as practicable after the date hereof, the Company shall deliver to the Executive a list of each of the Company benefit plans in which he is a participant as of the Retirement Date (collectively with the Annuity Agreement, the “Benefit Plans”). Except as otherwise provided in this Agreement, this Agreement shall not change the terms of the Benefit Plans or the payments or benefits earned by or due to the Executive and/or his eligible dependents thereunder for services rendered to the Company through the Retirement Date. Without limiting the generality of the foregoing, the Executive, his spouse and/or his other eligible dependents shall receive any and all available post-termination and post-retirement welfare benefits for which he may be eligible as of the Retirement Date and on the same basis as other retired executive officers and in accordance with the terms and conditions of the applicable Benefit Plans as in effect from time to time. The benefits earned by or due to the Executive, his spouse and/or his other eligible dependents in accordance with the terms of the Benefit Plans shall be paid or provided by the Company or the respective Benefit Plan (as the case may be) when due (whether such due date is on, before or after the Retirement Date) in accordance with their respective terms (including any terms involving forfeiture or similar provisions (except as modified hereby)). Furthermore, following the Retirement Date and except as otherwise permitted by this Agreement, the Executive shall not be eligible to participate as an active employee in any perquisite or employee welfare benefit plan, program, policy or arrangement of the Company or any member of the Company Group. Anything to the contrary contained herein notwithstanding, the Company hereby confirms and agrees that, following the Retirement Date, the Executive, his spouse and his other eligible dependents shall be covered by the Merrill Lynch Medical Plan through COBRA and following the COBRA period the Executive, his spouse and his other eligible dependents shall be covered by the Merrill Lynch Retiree Medical Plan as in effect from time to time and on the same basis as other retired executive officers.
          2.3 Reimbursement for Expenses; Legal Fees. The Company shall promptly reimburse the Executive for any reasonable business expenses incurred by him through the Retirement Date, upon submission of appropriate documentation in accordance with the Company’s policies in effect from time to time. The Company shall also promptly reimburse the Executive for all reasonable legal fees and related expenses

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incurred by him in connection with the preparation and negotiation of this Agreement. Notwithstanding any other provision in this Agreement to the contrary, all expenses eligible for reimbursement under any provision of this Agreement shall be paid to the Executive promptly in accordance with the Company’s customary practices (if any) applicable to the reimbursement of expenses of such type, but in any event by no later than December 31 of the calendar year after the calendar year in which such expenses are incurred. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder. The Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.
          2.4 Office and Executive Assistant. The Company shall make available to the Executive reasonable office space in New York City, NY for his personal use (other than at the Company’s corporate headquarters) and the full-time services of an executive assistant. The Company’s obligation to make such office space and assistant available shall expire on the earlier of (i) the third anniversary of the Retirement Date and (ii) the first day after the Retirement Date on which the Executive becomes employed, retained or engaged by or in, or otherwise commences providing services to or for, any business or other organization, excluding any activities that relate solely to (x) the Executive’s management of his personal finances, (y) the Executive’s services for charitable organizations and (z) the Executive’s service as a director of any publicly-traded company that is not in competition with the Company or the Company Group (as determined by the Board in its discretion). The amount of services provided to the Executive under this Section 2.4 shall not affect the amounts made available in any other calendar year. The Executive’s rights under this Section 2.4 shall not be subject to liquidation or exchange for any other benefit.
          2.5 Exclusive Payments and Benefits. Except as otherwise provided in (and subject to the terms of) this Agreement and the Equity Plans and Benefit Plans, the Executive agrees that he shall not be entitled to receive any other payment, compensation or benefits from the Company or any other member of the Company Group in connection with his employment or service, the termination of such employment or service or otherwise. Notwithstanding anything herein or in any Equity Plan or Benefit Plan to the contrary, the Executive shall not be entitled to receive any bonus or incentive based compensation with respect to the 2007 calendar, fiscal or performance year. Except as otherwise provided in this Agreement, following the Retirement Date, the Executive further agrees that he is not entitled to any severance, change-in control-related or similar payments or benefits under any agreement, guidelines, plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company or any member of the Company Group, including, without limitation, the Letter Agreement between the Company and the Executive dated February 12, 1996 (relating to change in control severance) which shall expire on the Retirement Date, or the Company’s severance guidelines.
     3. Non-Competition. The Company and the Executive agree that, for a period of eighteen (18) months commencing with the Retirement Date (the “Non-Competition Period”), the Executive shall not provide services in any capacity for any entity listed on

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Exhibit A or any of its subsidiaries or affiliates. The engagement by the Executive in any activities for any other entity shall not be a violation of this Section 3. If the Executive starts his own business at any time, such business will not be deemed to be a competitor of the Company or any other member of the Company Group for any purpose, provided that such business is not a subsidiary or affiliate of any entity listed on Exhibit A. The provisions of this Section 3 shall supersede and replace any and all obligations of the Executive in respect of non-competition arising pursuant to any and all other non-competition covenants of all types (collectively, the “Existing Non-Compete Obligations”) contained in the Equity Plans, the Benefit Plans, any other agreement entered into by the Executive in favor of the Company or any member of the Company Group, or any other document, arrangement, policy or rule of the Company or any member of the Company Group (the “Covered Arrangements”). In connection with the foregoing, (i) all such Existing Non-Compete Obligations, wherever contained, shall be, and they hereby are, null and void and terminated without additional or continuing obligation or liability of the Executive and shall be replaced in their entirety with the non-compete covenants contained in this Section 3, (ii) any breach by the Executive of his non-compete obligations under this Section 3 shall have the same effect under each Covered Arrangement as a breach by the Executive of the applicable Existing Non-Compete Obligation would have had without giving effect to this Agreement, and the Company or the applicable member of the Company Group shall have the benefit of all remedies for such breach of the non-compete obligations of this Section 3 that are provided in such Covered Arrangement (including, without limitation, but only to the extent explicitly provided in such Covered Agreement, the forfeiture of awards under Equity Plans, forfeiture of retirement benefits under the Annuity Agreement, money damages and injunctive relief, as applicable) and (iii) this Section 3 shall have no effect on any other restrictive covenant to which the Executive is subject as of the Retirement Date, including any covenants as to (A) the solicitation or hiring of employees, (B) the making of disparaging statements, (C) the protection of the Company Group’s confidential information and trade secrets and (D) the Executive’s cooperation with legal matters affecting the Company Group, in each case, whether under the Equity Plans, Benefit Plans, the Agreement between the Company and the Executive dated September 27, 2004 (relating to restrictive covenants) or otherwise.
     4. Indemnification/D&O Liability Insurance. The Executive shall continue to be indemnified for acts and omissions occurring on or prior to the Retirement Date to the fullest extent permitted under applicable law and pursuant to the corporate governance documents of the Company and of any other member of the Company Group in accordance with their terms as in effect from time to time. The Company agrees that for purposes of this Section 4 it (or any member of the Company Group, as the case may be) shall interpret and/or apply any provision of applicable law or any corporate governance document relating to indemnification (including advancement of expenses) with respect to the Executive in a manner consistent with how such provisions are interpreted and applied by the Company (or the relevant member of the Company Group) to then active executive officers of the Company or of the relevant member of the Company Group. The Executive shall be covered under the Company’s directors’ and officers’ liability insurance policies in effect from time to time on the same basis that other former directors and officers are covered.

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     5. Legal Matters.
          5.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.
          5.2 Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between the Executive and the Company, the Executive’s employment with the Company, or the termination thereof (collectively, “Covered Claims”) shall be resolved by binding arbitration, to be held in the Borough of Manhattan in New York City, in accordance with the Commercial Arbitration Rules of the American Arbitration Association and this Section 5.2. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
          5.3 Notice of Claims. The Executive agrees to promptly notify the Company of any claims made against him in his capacity as a former director or officer/employee of the Company or any other member of the Company Group, provided that, if the Company or a member of the Company Group is, along with the Executive, also a named party to any such claim, the Executive shall have no liability to the Company for a delay or failure in providing notice of such claim.
     6. Miscellaneous.
          6.1 Successors. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) or assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets which by reason hereof assumes and agrees to perform this Agreement by operation of law or otherwise; provided, however, that, for purposes of Section 2.4, if following a merger, consolidation or similar transaction in which the Company is not the surviving entity, the surviving entity thereof or its subsidiaries or affiliates conducts businesses (“Other Businesses”) that were not conducted by the Company and its subsidiaries and affiliates immediately prior to such merger, consolidation or other transaction, references to the “Company” or the “Company Group” shall not include such Other Businesses carried on by such successor entity nor shall any reference to a director, officer or employee of the Company or the Company Group include a reference to a director, officer or employee of the successor entity unless such director, officer or employee also served in such capacity for the Company or the Company Group prior to such merger, consolidation or other transaction. In the event of the Executive’s death or a judicial determination of his incompetence, with respect to any payments, entitlements or benefits payable or due hereunder, references in this Agreement to the Executive shall be deemed to refer, where appropriate, to his legal representatives or his beneficiary or beneficiaries.

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          6.2 No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable under this Agreement. There shall be no offset by the Company or any other member of the Company Group against the Executive’s entitlements under this Agreement for any compensation or other amounts that the Executive earns from subsequent employment or engagement of his services nor on account of any claim that the Company or any other member of the Company Group (including any Merrill Representative) may have against the Executive. In no event shall the Company or any other member of the Company Group have a right of offset against any account that the Executive maintains with the Company or any member of the Company Group, including, without limitation, the Executive’s CMA account or any brokerage account, on account of any claims arising under this Agreement; provided, however, that nothing in this Agreement shall preclude the Company from enforcing any award obtained in its favor in accordance with Section 5.2 hereof against any account or other assets of the Executive maintained with or held by the Company or any other member of the Company Group, including, without limitation, the Executive’s CMA Account or any brokerage account.
          6.3 Notices. For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be sent by messenger, overnight courier (provided in each case confirmation of receipt is obtained), certified or registered mail, postage prepaid and return receipt requested or by facsimile transmission to the parties at their respective addresses and fax numbers set forth below or to such other address or fax number as to which notice is given.

If to the Executive:	to his home address as indicated on the Company’s records

with a copy to:	Joseph E. Bachelder, Esq. 780 Third Avenue, 29th Floor New York, NY 10017 Fax: (212) 319-3070

If to the Company:	Merrill Lynch & Co., Inc. 4 World Financial Center New York, NY 10080 Attention: Corporate Secretary Fax: (212) 449-7461

with a copy to:	Robert D. Joffe, Esq. Cravath Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 Fax: (212) 474-3700
Notices, demands and other communications shall be deemed given on delivery thereof.

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          6.4 Entire Agreement. Any document produced in the course of negotiating the terms of this Agreement shall not be deemed to constitute a part of this Agreement and shall not be used to interpret the terms of this Agreement or the intent of the parties hereto. Neither party is relying upon any representation, understanding, undertaking or agreement not set forth in this Agreement, and each party expressly disclaims any reliance on any such representation, understanding, undertaking or agreement. In the event there is a conflict between any provision of this Agreement and any provision of any Equity Plan, Benefit Plan or other agreement, plan, policy or program of the Company or any other member of the Company Group, the provisions of this Agreement shall control.
          6.5 Representations of the Company. The Company represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved on behalf of the Company by its Board of Directors (including by the affirmative vote of a majority of the whole Board of Directors specifically directing that the Executive’s termination of employment be treated as a retirement for all purposes) and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been duly and effectively taken; (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so; (iii) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound; and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
          6.6 Amendment; Waiver. This Agreement may not be amended except by mutual written agreement of the Executive and an authorized officer of the Company. No waiver by any party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any waiver to be effective must be in writing and signed by the party against whom it is being enforced.
          6.7 Tax Matters.
          6.7.1 The payment of any amount pursuant to this Agreement shall be subject to all applicable withholding and payroll taxes and other applicable deductions consistent with past practice, including, without limitation, deductions for payments or benefits provided prior to the Retirement Date and deductions required under the Company’s employee benefit plans, if any.
          6.7.2 Notwithstanding any provision to the contrary in this Agreement or in any of the Equity Plans or Benefit Plans referred to in Section 2.1 and 2.2 hereof (each, a

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“Plan”), any payment otherwise required to be made to the Executive under any Plan on account of the Executive’s “separation from service”, within the meaning of the Section 409A Rules (as defined below), to the extent such payment (after taking into account all exclusions applicable to such payment under the Section 409A Rules) is properly treated as deferred compensation subject to the Section 409A Rules, shall not be made until the first business day after (i) the expiration of six (6) months from the date of the Executive’s separation from service, or (ii) if earlier, the date of the Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, the Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence. In the case of each Plan under which the Executive is entitled to receive amounts treated as deferred compensation subject to the Section 409A Rules and which provides for payment of such amounts in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(iii), (A) the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(iii), and (B) to the extent such Plan does not already so provide, it is hereby amended to so provide, with respect to amounts payable to the Executive thereunder. For purposes of this Section 6.7.2, the “Section 409A Rules” shall mean Section 409A of the Code, the regulations issued thereunder, and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting same. Notwithstanding the foregoing, the Executive shall be solely responsible, and the Company and Company Group shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under the Section 409A Rules.
          6.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          6.9 Construction. The Executive and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Executive and the Company, and no presumption or burden of proof shall arise favoring or disfavoring either of them by virtue of the authorship of any of the provisions of this Agreement.
          6.10 Counterparts. This Agreement may be executed in one or more counterparts, including by fax or PDF, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
          6.11 Certain Defined Terms. For purposes of this Agreement, except as may otherwise be explicitly provided herein, the following definitions shall apply: (i) a “subsidiary” of an entity means any entity 50% or more of the equity or voting power of which is owned by such other entity; and (ii) an “affiliate” of an entity means an entity, other than a subsidiary of such other entity, that, directly or indirectly, controls, is controlled by, or is under common control with, such other entity.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year indicated below.

MERRILL LYNCH & CO., INC.
By:	/s/ Peter R. Stingi

	Name:	Peter R. Stingi

	Title:	Vice President

Signed on October 30, 2007 EXECUTIVE
/s/ E. Stanley O’Neal

Signed on October 30, 2007